Exhibit 4.12
Addendum No. 1
to the Novation Document
Latam Logistic

ADDENDUM No. 1
NOVATION DOCUMENT
This Addendum No. 1 (the “Addendum No. 1”) to the novation document executed on April 3, 2024 (the “Novation Document”), is entered into on May 6, 2024 (the “Execution Date”), by and between BANCO BTG PACTUAL COLOMBIA S.A., a company legally incorporated and validly existing under the laws of the Republic of Colombia, identified with NIT: 901491551 - 0 (the “Creditor”), and Latam Logistic COL PropCo Cota I S.A.S., a simplified joint-stock company identified with NIT: 900986856 - 3 (the “Debtor”). The capitalized terms used in this Addendum No. 1 that are not defined herein, shall have the meanings assigned to them in the Credit Document (as defined below).
PRELIMINARY CONSIDERATIONS
1.The Parties executed the Novation Document for the purpose of novating the obligations arising from two credit contracts that were in force as of the execution date of this Addendum, and identified as follows: (i) on August 29, 2023, the Parties entered into a credit agreement for an amount of up to ten thousand million Pesos (COP$10,000,000,000) for working capital financing (the “Credit Agreement 1”); and (ii) on August 24, 2023, the Parties entered into a credit agreement for an amount of up to fifteen thousand million Pesos (COP$15,000,000,000) for working capital financing (the “Credit Contract 2,” together with Credit Contract 1, the “Credit Contracts”);
2.That the Parties subjected the novation of the Novation Document to certain suspensive conditions, which included the execution, to the satisfaction of the Creditor, of a Security Interest Contract over Economic Rights and the receipt by the lessee of the Lease Contract the irrevocable instructions set forth in said contract as well as the related communications regarding the acknowledgment of the existence of said contract; and
3.The Parties agree that, due to the delays of the lessee of the Lease Contract, they will remove as a suspensive condition the communications related to the acknowledgment of the existence of said contract for the purpose of formalizing the novation without setbacks.
Now then, considering the Preliminary Considerations, the Parties agree:
1.     Amendment to the Section on Conditions for the Effectiveness of the Novation of the Novation Document
As of the Execution Date, the box for Security Interest Contract over Economic Rights in the section “Conditions for the Effectiveness of this Novation” shall be read as follows:

Security Interest Contract over Economic Rights
The present Credit Document and the novation contemplated therein, shall only be deemed effective (under the terms of Article 1692 of the Colombian Civil Code) once the Security Interest Contract over Economic Rights has been executed and duly registered before the National Registry of Security Interests.

For the sake of clarity, the communications to be provided by the lessee of the Lease Contract (Ikea) must be received by the Creditor to its satisfaction not as a precedent condition for the novation but rather as a precedent condition for future credit operations between the Creditor and the Debtor,. In any case, the Debtor undertakes to deliver said communications no later than 30 Business Days following the execution date of this Addendum No. 1. If this does not occur, it shall be considered a breach of the Novation Document (if it has been perfected) or of the Credit Contracts.

The Parties acknowledge through this Addendum that the trust contract which serves as a guarantee for the Credit Contracts and their addenda and through which the FC-LATAM LOGISTIC COL PROPCO COTA 1 Trust is established, identified with NIT 830.053.812-2 and represented by Alianza Fiduciaria S.A. constitutes a guarantee covering both the obligations under the Credit Contracts, as well as those under the Novation Document, as well as this Addendum No. 1 and any additional modifications related to the aforementioned documents.
2. Effects Regarding the Credit Document
2.1     The remaining terms of the Novation Document that have not been expressly modified by this Addendum No. 1, shall remain in full force and contractual effect, without any modification.
2.2.    This Addendum No. 1 does not constitute a novation of the obligations set forth in the Novation Document.
3.     Severability: The Parties acknowledge that the illegality, nullity, ineffectiveness, or any similar legal sanction affecting the validity or enforceability of any provision of this Addendum No. 1 shall not affect the validity or enforceability of the remaining provisions. In the event that any of the aforementioned legal sanctions occur, the Parties commit in good faith to finding mechanisms that, to the extent possible and in accordance with the applicable laws of the Republic of Colombia, allow them to fulfill the purposes originally intended in the provision whose validity or enforceability has been affected.

4.     Incorporation by reference. The general sections of Miscellaneous shall be deemed incorporated into this Addendum No. 1.
5.     The Debtor declares and warrants as of the Execution Date of this Addendum No. 1 that it has obtained all necessary corporate and legal authorizations, as well as those required under the Applicable Law to execute this Addendum No. 1 and assume the corresponding obligations. Should this representation prove to be inaccurate, the Creditor shall have the right to claim the corresponding damages from the Debtor, as this representation constitutes a fundamental basis for the execution of this Addendum No. 1.
6.     The Debtor, acting freely and voluntarily, expressly and irrevocably authorizes the Creditor, or any party representing its rights, to consult, request, process, transmit, provide, report, to Credit Bureaus and/or any other entity that manages databases for the same purposes, as well as to process and disclose all information related to the Debtor’s credit behavior, financial standing, and the Creditor’s existence, to any applicable governmental entity or authority, in accordance with the purposes set forth in Statutory Law 1581 of 2012 on Data Protection and Decree 1377 of 2013. Consequently, those who are affiliated with and/or have access to any other public or private entity that manages or administers databases may become aware of this information in compliance with the applicable laws of Colombia. Likewise, authorizes the Creditor to use the notification addresses provided in the Novation Document and those customarily used between the parties for the purpose of sending any communication, collection, inquiry, or other procedures.
In acceptance of the foregoing provisions, the Parties execute this Addendum No. 1.
[Signature pages follow]

Signature Page

The Creditor Name: Mabel Constanza Moreno Ochoa Citizen ID: XXXXXXXX Legal Representative Banco BTG Pactual Colombia S.A. NIT: 901.491.551-0

Signature Page

The Debtor Name: Annette Fernandez Pagan Passport: XXXXXXXX Legal Representative Latam Logistic COL PropCo Cota 1 S.A.S. NIT: 900.986.856-3